Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 1st day of September, 2007 (the “Effective Date”), by and between Medical Discoveries, Inc., a Utah corporation (the “Company”), and Richard Palmer (hereinafter, “Executive,” and collectively with the Company, the “Parties”).

W I T N ES S E TH:

WHEREAS, the Company desires to change its business from being a biopharmaceutical company engaged in the development of drug candidates to becoming a company engaged in the production and distribution of renewable energy products; and

WHEREAS, Executive and Mobius Risk Group, LLC; a Texas Limited Liability Company (“Mobius”), are the owners of all of the outstanding membership interest of Global Clean Energy Holdings LLC (“Global”), a Delaware limited liability company that owns certain rights and intellectual properties related to the production and distribution of renewable energy products; and

WHEREAS, concurrently with the execution of this Agreement, the Company, Executive and Mobius are completing the purchase by the Company of all of the equity and ownership interests in Global from Executive and Mobius (the “Acquisition”); and

WHEREAS, Executive has expertise in the development of certain renewable energy products and businesses; and

WHEREAS, in connection with the Acquisition, the Company desires to employ Executive, and Executive desires to accept such employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

EMPLOYMENT; TERM; DUTIES

1.1 Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts employment, as President and Chief Operating Officer (“COO”) of the Company. Executive shall initially serve as President and COO of the Company until the resignation or termination of Judy Robinette, currently the Company’s Chief Executive Officer (the “Existing CEO”). Upon the resignation or termination of the Existing CEO, Executive shall automatically assume the additional position of Chief Executive Officer of the Company.

1.2 Existing CEO. The Existing CEO has agreed to continue to serve as the Company’s Chief Executive Officer until the Company’s periodic reports related to the Company’s prior biopharmaceutical operations have been prepared and filed with the Securities and Exchange Commission (“SEC”), and has agreed to resign immediately following the filing with the SEC of the last of the following periodic reports that the Company: (i) the annual report on Form 10-KSB for the fiscal year ending December 31, 2006, and (ii) the quarterly reports on Form 10-QSB for the periods ending March 31, 2007 and June 30, 2007. Notwithstanding the foregoing, if the Existing CEO resigns or is terminated at any time prior to or after the filing of the foregoing periodic reports with the SEC, Executive shall assume the position of the Company’s CEO immediately upon such other resignation or termination.

1.3 Term. Unless otherwise terminated earlier in accordance with the provisions of this Agreement, Executive’s employment with the Company shall commence on the Effective Date, and shall continue for a period of three (3) years from the Effective Date (the “Initial Employment Term”). Upon expiration of the Initial Employment Term, the Term shall automatically renew for successive one-year periods every year thereafter (“Successive Terms”) on the same terms and conditions set forth herein unless either Party provides the other with written notice of its intention not to renew the Term at least ninety (90) days prior to the end of the then-current term.

1.4 Duties and Responsibilities. Executive shall perform such administrative, managerial and executive duties for the Company (and its subsidiaries if and when directed by the Board of Directors of the Company (the “Board”)) as are prescribed by applicable job specifications for the President and COO (and CEO at such time Executive assumes such position) and the Bylaws of the Company, such tasks and responsibilities as are customarily vested in and incidental to such positions, and such other duties, consistent with the Company’s Bylaws, as may be assigned to him from time to time by the Board.

1.5 Exclusive Employment. Executive agrees to devote the necessary amount of Executive’s business time, energy and efforts to the business of the Company (and its subsidiaries if and when directed by the Board), and to use Executive’s best efforts and abilities faithfully and diligently to promote the business interests of the Company (and its subsidiaries if and when directed by the Board).

1.6 Other Obligations - The Company and Executive acknowledge that Executive is currently a shareholder and/or Director and/or Officer of several other businesses, including Mobius, JTBH Investments, Inc., a California corporation and Creative Lighting, LLC a Florida LLC. It is also understood and agreed that Executive may be retained from time to time on a limited basis to render an opinion or provide other strategic advice for other companies which will not conflict with his duties as Executive of the Company (hereinafter “Other Positions”). Executive represents that his obligations to the Other Positions will not impinge on his duties and obligations to Company under this Employment Agreement.

1.7 Board of Directors. As of the Effective Date of this Agreement, Executive is hereby appointed as a member of the Board, to serve until the next election of directors by the Company’s shareholders. Thereafter, provided that Executive is still employed hereunder, the Board shall nominate Executive to be elected to serve on the Board at each meeting of the Company’s shareholders held during the Term to elect directors, consistent with the provisions of Bylaws and Articles of Incorporation of the Company, as amended and in effect from time to time.

1.8 Indemnification and Insurance. The Company agrees to maintain directors’ and officers’ liability insurance covering the Executive for services rendered to the Company (and its subsidiaries if and when directed by the Board) while Executive is a director or officer of the Company. The Company will procure a Directors and Officers Insurance Tail Policy in the amount of no less than Five Million Dollars ($5,000,000) insuring past actions of the Company’s director and officers through the Effective Date, and a Product Liability Insurance Tail in the amount of no less than Five Million Dollars ($5,000,000) for any past product development through the Effective Date for any legal claims that may arise.

1.9 Covenants of Executive

1.9.1 Best Efforts. Executive shall report directly to the Board and shall devote his best efforts to the business and affairs of the Company (and its subsidiaries if and when directed by the Board). Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules, regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder.

1.9.2 Records. Executive shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

1.9.3 Compliance. Executive shall use his best efforts to maintain the Company’s compliance with all SEC rules, regulations and reporting requirements for publicly traded companies, including, without limitation, overseeing, and preparing and filing with the SEC all periodic reports the Company is required to file under the Act and the Exchange Act of 1934 (as amended, the “Exchange Act”). Executive shall at all times comply, and cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Company’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

1.9.4 Code of Conduct. For such period as when Executive is employed hereunder, Executive shall at all times conduct himself with the highest ethical standards, and shall at all times adhere to Code of Conduct attached hereto as Exhibit A or such other code of ethics that the Company may, from time to time, adopt.

1.9.5 Opportunities. The Executive shall make available to the Company and present to the Board all business opportunities of which he becomes aware, which are relevant to the business of the Company (and its subsidiaries), and to no other person or entity or to himself individually, including, without limitation, Mobius or any affiliate thereof.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary. For the duration of the Term, for all services rendered by Executive hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Executive shall accept, as compensation, an annual base salary (“Base Salary”) of $250,000. The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis. Beginning on the first anniversary of the commencement of Executive’s employment with the Company, and on each anniversary thereafter during the Term, the Base Salary shall be increased by the amount of the Consumer Price Index (“CPI”), for the immediately prior 12-month period, as published in the Wall Street Journal.

2.2 Bonus Compensation. For each year during the Term, Executive will be eligible to earn an annual bonus (the “Bonus”), which Bonus shall be based on Executive’s achievement of certain performance criteria established by the Compensation Committee of the Board (“Compensation Committee”) and provided to Executive as soon as practicable following the commencement of each such year. The target amount of the Bonus for any given employment year, assuming that all of the target milestones are met, shall be an amount equal to one hundred percent (100%) of the Base Salary in effect for the applicable year. In connection with the award of any Bonus pursuant to this Section 2.2, Executive’s performance will be reviewed by the Compensation Committee on no less than an annual basis. Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that the Compensation Committee shall, in accordance with NASDAQ rules and regulations for publicly traded companies, comprise independent directors of the Board only. In the event that the Company has not established a Compensation Committee, the independent directors of the Board shall establish the annual target amount of any Bonus to be awarded hereunder and shall determine whether the target milestones have been satisfied (directors appointed by, or affiliated with Mobius shall not be deemed to be independent for the purposes of this Agreement).

2.3 Incentive Option. Concurrently with the execution of this Agreement, the Company shall grant Executive an option (the “Incentive Option”) to purchase 12,000,000 shares of the Company’s common stock at an exercise price equal to the fair market price of the Company’s common stock on the Effective Date. The Incentive Option shall vest according to the schedule set forth below, and will expire five (5) years after the date of grant:

2.3.1 When the Company’s Market Capitalization reaches $75 million, the Incentive Option shall vest with respect to 6,000,000 shares (such shares, the “First Tranche”) of the Company’s common stock subject thereunder; and

2.3.2 When the Company’s Market Capitalization reaches or exceeds $120 million, the Incentive Option shall vest with respect to the remaining 6,000,000 (such shares, the “Second Tranche”) shares of the Company’s common stock subject thereunder.

For purposes of the Agreement, the term “Market Capitalization” shall mean the product of the number of shares of common stock issued and outstanding at the time Market Capitalization is calculated, multiplied by the average closing price of the common stock for the thirty (30) consecutive trading days prior to the date of calculation of Market Capitalization as reported on the principal securities trading system on which the Company’s common stock is then listed for trading, including the Pink Sheets, the NASDAQ Stock Market, the OTC Bulletin Board, or any other applicable stock exchange.

2.4 Business Expenses. During the Initial Term and all Successive Terms thereafter, the Company shall reimburse Executive for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment and other business expenses customarily reimbursed to senior executives of the Company in connection with the performance of their duties on behalf of the Company. Such reimbursement shall be made by Company to Executive no later than fifteen (15) days after submission of written expense reports by Executive to Company.

2.5 Other Benefits. During the term of Executive’s employment with the Company, Executive shall be entitled to the following benefits:

2.5.1 Executive shall be entitled to participate in the Company’s employee stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time, to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior executives; and

2.5.2 Executive shall be entitled to receive coverage for services rendered to the Company (and its subsidiaries if and when directed by the Board) while Executive is a director or officer of the Company under any director and officer liability insurance policy(s) maintained by the Company from time to time; and

2.5.3 Company shall pay on behalf of Executive the full cost of Executive’s and Executive’s family health insurance plan. Until a Company plan is established, or a replacement plan is put in place, the Company shall pay Executive’s COBRA policy premium up to $1,000 per month provided through Mobius.

2.6 Vacation. Executive shall be entitled to four (4) weeks vacation time each calendar year with full pay.

2.7 Withholding. The Company may deduct from any compensation payable to Executive (including payments made pursuant to this Article II or in connection with the termination of employment pursuant to Article III of this Agreement) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1 Termination of Employment

Executive’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

3.1.1 upon the death of Executive;

3.1.2 upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period; or

3.1.3 upon the expiration of the Initial Term (or, if the Initial Term has been extended, upon the expiration of the then-current Successive Term); or

3.1.4 upon delivery to Executive of written notice of termination by the Company for Cause; or

3.1.5 upon delivery of written notice from Executive to the Company for Good Reason.

3.2 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.2.1 In connection with Paragraph 3.1 herein, “Cause” shall mean any of the following:

(a) Executive materially breaches any obligation, duty, or covenant under this Agreement, which breach is not cured or corrected within thirty (30) days of receipt by Executive of written notice thereof from the Company (except for breaches of Article IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(b) Executive commits any act of misappropriation of funds or embezzlement; or

(c) Executive commits any act of fraud; or

(d) Executive is convicted of, or pleads guilty or nolo contendere to any charge of theft, fraud, a crime involving moral turpitude, or a felony under federal or state law; or

(e) Executive breaches the Company’s Code of Conduct attached hereto as Exhibit A or code of ethics as in effect from time to time.

3.2.2 In connection with Paragraph 3.1 herein, “Good Reason” shall mean: (a) without Executive’s consent, the Company changes Executive’s position or duties to such an extent that his duties are no longer consistent with the positions of President and COO or President and CEO of the Company, or (b) Company materially breaches any term of this Agreement which breach continues uncured following thirty (30) days written notice by Executive to the Company of such breach.

3.2.3 “Termination Date” shall mean the date on which Executive’s employment with the Company hereunder is terminated.

3.3 Effect of Termination

3.3.1 If Executive’s employment is terminated by Executive for Good Reason or by Company other than for Cause, Executive shall be entitled to the following (the “Severance Payments”):

(a) The Company shall pay Executive an amount equal to one (1) times Executive’s then-current Base Salary plus fifty percent (50%) of the target Bonus in effect on the Termination Date; and

(b) Any stock options granted to Executive pursuant to Section 2.5.1 hereof (excluding the Incentive Option) shall fully vest, to the extent not already vested.

At such time when Executive’s employment with the Company is terminated, and as a condition to Executive’s right to receive any benefits pursuant to this Section 3.3.1, the Executive shall execute and deliver to the Company a written release in a form mutually acceptable to the Company and Executive.

3.3.2 Notwithstanding the reason for termination of Executive’s employment, Executive shall be entitled to:

(a) all benefits payable under applicable benefit plans in which Executive is entitled to participate pursuant to Section 2.5 hereof through the Termination Date, subject to and in accordance with the terms of such plans; and

(b) any accrued but unused vacation earned by Executive through the Termination Date pursuant to Section 2.6 hereof, paid out in accordance with legal requirements; and

(c) reimbursement for any business expenses incurred by Executive prior to Termination Date in accordance with Section 2.4 of this Agreement.

3.3.3 If Executive’s employment is terminated for death, disability, by Executive other than for Good Reason or by the Company for Cause, Executive shall be entitled to no severance or other post-employment benefits (including, without limitation, the Severance Payments) except as provided in Section 3.3.2 of this Agreement.

3.3.4 Notwithstanding anything herein to the contrary, if Executive’s employment hereunder terminates prior to the vesting of all or any portion of the Incentive Option granted pursuant to Section 2.3 hereof, then:

(a) in the event the Company’s Market Capitalization reaches or exceeds $75 million at any time within 60 days following the Termination Date, the Incentive Option shall vest with respect to the First Tranche of shares; and,

(b) in the event the Company’s Market Capitalization reaches or exceeds $120 million at any time within 60 days following the Termination Date, the Incentive Option shall vest with respect to the Second Tranche of shares.

For purposes of this Section 3.3.4, “Market Capitalization” as used herein shall mean the product of (i) the number of shares of Common Stock issued and outstanding at the time Market Capitalization is calculated multiplied by (ii) the average closing price of the Common Stock for any Trading Day occuring within 60 days of Executive’s termination as reported on the Trading Market; “Trading Market” shall mean the principal securities trading system on which the Common Stock is then listed or admitted for trading, including the Pink Sheets, the NASDAQ Stock Market, the OTC Bulletin Board, or any other applicable stock exchange; and “Trading Day” shall mean any day on which such Trading Market is open for trading. On any Trading Day in which there are no transactions in the Common Stock, the Common Stock shall be deemed to have been traded at the price and volume of the last previous Trading Day on which there was a transaction.

3.3.5 Executive hereby acknowledges that in the event of termination of his employment for any reason, Executive shall not be entitled to any severance, payment or other compensation from the Company except as specifically provided in this Section 3.3.

ARTICLE IV

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION AND RESTRICTIVE COVENANTS

4.1 Inventions. All processes, technologies and inventions relating to the business of the Company (and its subsidiaries) (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Executive, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Executive to the Company. The Executive shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

4.2 Confidential/Trade Secret Information/Non-Disclosure.

4.2.1 Confidential/Trade Secret Information Defined. During the course of Executive’s employment, Executive will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company (including information developed by Mobius in its capacity as a consultant to the Company). For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries. Executive and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company, including its subsidiaries, affiliates and predecessors, during the term of Executive’s employment with the Company. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Executive prior to its disclosure to Executive by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Executive after receiving it, or (c) has been received lawfully and in good faith by Executive from a third party who is not and has never been an executive of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

4.2.2 Restriction on Use of Confidential/Trade Secret Information. Executive agrees that his/her use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(a) Non-Disclosure. Executive agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Executive’s job duties to the Company under this Agreement.

(b) Non-Removal/Surrender. Executive agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement. Executive further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of this Agreement, and that he shall not thereafter retain any copies of any such materials.

4.2.3 Prohibition Against Unfair Competition/ Non-Solicitation of Customers. Executive agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Executive agrees that during the twelve month period following the Termination Date, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Executive’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

4.3 Non-Solicitation of Employees. Employee agrees that during the twelve month period following the Termination Date, he shall not, directly or indirectly, solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

4.4 Non-Solicitation During Employment. During his employment with the Company, Executive shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment.

4.5 Conflict of Interest. During Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company.

4.6 Breach of Provisions. If Executive breaches any of the provisions of this Article IV, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article IV.

4.7 Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Article IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

4.8 Special Definition. For purposes of this Article IV, the term “Company” shall be deemed to include any subsidiary of the Company.

ARTICLE V

MISCELLANEOUS

5.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. Executive may not assign any of his rights and obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

5.2 Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 5.2:

If to the Company:	Medical Discoveries, Inc. c/o Sunhaven Farms 30103 West Gwinn Road Prosser, WA 99350 Telephone: (509) 786-1013 Attention: David R. Walker

With a copy (which shall not constitute notice) to:	Troy & Gould 1801 Century Park East, 26th Floor Los Angeles, CA 90067 Attention: Istvan Benko, Esq. Telecopy No.: (310) 789-1490

If to Executive:	Richard Palmer 3806 Newton Street Torrance, CA 90505 Telephone: (310) 378-8529 Facsimile: (310) 378-7620

With a copy (which shall not constitute notice) to:	Eileen Darroll, Esq. Palmer Darroll Law Offices 2940 Westwood Blvd, 2nd Floor Los Angeles, CA 90064 Tele: (310)474-2193 Fax: (310)474-5151

5.3 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

5.4 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

5.5 Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

5.6 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the Parties.

5.7 Authority. The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

5.8 Attorneys’ Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

5.9 Captions. The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

5.10 Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

5.11 Arbitration.

5.11.1 Scope. To the fullest extent permitted by law, Executive and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, , constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law, excluding any claim for wages under the California Labor Code ,or any claim relating to the Company’s failure to pay wages. For the purpose of this agreement to arbitrate, references to “Company” include all subsidiaries or related entities and their respective executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall only apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

5.11.2 Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Los Angeles, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes for Judicial Arbitration and Mediation Services (“JAMS”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The award shall be binding, and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing, and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. In the event Company initiates the arbitration proceeding, Company shall bear the total cost of the arbitration filing, hearing fees, and the cost of the arbitrator. In the event the Executive initiates the arbitration proceeding, the Executive shall bear the total cost of the arbitration filing, hearing fees, and the cost of the arbitrator.

5.12 Survival. The termination of Executive’s employment with the Company pursuant to the provisions of this Agreement shall not affect Executive’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Executive’s obligations under Article IV of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MEDICAL DISCOVERIES, INC., a Utah corporation

By:
Name: David R. Walker
Title: Chairman of the Board

Richard Palmer